FOR IMMEDIATE RELEASE

Contact: H. Wayne Posey

                  President and Chief Executive Officer
                     or

                  Robert D. Smith

                  Senior Vice President and Chief Financial Officer

                  817-335-5035

PROMEDCO MODIFIES TRANSACTION WITH GOLDMAN SACHS[GRAPHIC OMITTED] Company to Reconvene Special Meeting on May 15, 2000

FORT WORTH, Texas (May 8, 2000) -- ProMedCo Management Company (Nasdaq/NM:PMCO) today announced that it had reached a revised agreement with affiliates of Goldman, Sachs & Co. to provide financing for the Company's continuing expansion. The transaction is subject to shareholder approval at a special meeting, which was originally convened and adjourned on March 27, 2000, and will be reconvened on May 15, 2000.

         Under the terms of the previously announced transaction, Goldman Sachs was to purchase $55 million of the Company's 6% convertible preferred stock in exchange for $39 million in cash, together with $16 million of subordinated notes and 1.25 million shares of common stock that it acquired from the Company on January 13. The purchase was conditioned upon the Company's increasing its senior debt financing by $65 million.

         Under the terms of the modified transaction, Goldman Sachs will purchase $42.5 million of Series A Convertible Preferred Stock in exchange for the subordinated notes, the shares of common stock and $26.5 million in cash, conditioned upon the Company's obtaining $25 million of increased debt financing, for which commitments have already been received. In addition, the Company will issue three-year warrants entitling Goldman Sachs to purchase $12.5 million of Series B 6% Convertible Preferred Stock. Until December 31, 2000, the Company may require Goldman Sachs to exercise these warrants if an additional $25 million of senior debt financing is obtained. The Series A Preferred Stock and Series B Preferred Stock will be initially convertible into Common Stock at $2.50 and $4.00 per share, respectively. The preferred stock contemplated by the previously announced transaction would have been initially convertible at $3.25 per share.

PMCO Modifies Transaction
Page 2

May 8, 2000


         Stockholders who previously submitted proxies for the special meeting need not submit another proxy card unless they wish to change their original vote. Stockholders of record as of February 17, 2000, who have not received the Company's supplemental proxy material describing the modified proposal may obtain a copy by telephoning Deborah Johnson at (817) 335-5035.

         Wayne Posey, ProMedCo's president and chief executive officer, said, "Although we are disappointed with the reduced amount of this investment, we continue to believe that the transaction is still very much in the best interests of shareholders. The opportunities ahead of us are great, and this new capital is key to our ability to take advantage of such opportunities. The $42.5 million equity investment, together with the increased $25 million of debt financing, will provide us with the capital needed for this continued growth."

         This press release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1998. There can be no assurance that statements made in this press release relating to future events will be achieved.

         ProMedCo, headquartered in Fort Worth, Texas, is a medical services company that coordinates and manages the delivery of a wide variety of healthcare services in non-urban communities. ProMedCo believes that these non-urban communities, which have fewer healthcare providers and lower HMO penetration than urban areas, offer an opportunity for the Company to capture a substantial portion of local healthcare expenditures. To enter these markets, the Company affiliates with a leading medical group, establishing a platform from which it can grow its market share by adding ancillary services and providers.

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